EXHIBIT NO. 11

         STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS.


                                                               Year Ended

                                                           December 31, 1996
                                                           -----------------

 1.    Net Income  . . . . . . . . . . . . . . . . . . .           $1,314,877

 2.    Weighted average common shares outstanding  . . .            1,123,060

 3.    Common stock equivalents due to dilutive effect                 15,533
       of stock options  . . . . . . . . . . . . . . . .

 4.    Total weighted average common shares and                     1,138,593
       equivalents outstanding . . . . . . . . . . . . .

 5.    Primary earnings per share  . . . . . . . . . . .                $1.17

 6.    Total weighted average common shares and                     1,138,593
       equivalents outstanding . . . . . . . . . . . . .

 7.    Additional dilutive shares using end of period                      --
       market value versus average market value for the
       period when utilizing the treasury stock method
       regarding stock options . . . . . . . . . . . . .

 8.    Total outstanding shares for fully diluted                   1,138,593
       earnings per share computation  . . . . . . . . .

 9.    Fully diluted earnings per share  . . . . . . . .                $1.15